                                                                   EXHIBIT 99.1


[TOUSA LOGO]                                                 PRESS RELEASE

                                                            COMPANY CONTACT
                                                             TOMMY MCADEN
                                                       TELEPHONE: 800-542-4008
                                                      EMAIL: INVESTOR@TOUSA.COM

       TECHNICAL OLYMPIC USA REPORTS INCOME FROM CONTINUING OPERATIONS OF
              $17.7 MILLION FOR FIRST QUARTER ENDED MARCH 31, 2003


For Immediate Release: Wednesday, May 21, 2003

HOLLYWOOD, Fla., May 21, 2003 PRNewswire-FirstCall/ -- Technical Olympic USA, Inc. (Nasdaq: TOUS - News), as previously announced, is releasing a more detailed discussion of its results for the first quarter ended March 31, 2003.

         Income from continuing operations increased to $17.7 million (or $0.63 per share) during the three months ended March 31, 2003 from $8.9 million (or $0.32 per share) during the three months ended March 31, 2002; the results for the prior year include severance expenses of $13.8 million. The increase in income from continuing operations is attributable to an increase in Homebuilding pretax income to $23.3 million during the three months ended March 31, 2003 from $9.5 million during the three months ended March 31, 2002. Additionally, the Company experienced an increase in Financial Services pretax income to $4.5 million during the three months ended March 31, 2003 from $4.2 million during the three months ended March 31, 2002. "As we previously stated, this year is a transitional year for us as a result of the merger and balance sheet restructuring executed during 2002. Our current results have been, and will continue to be, impacted by the lower number of active communities at the beginning of the year. At March 31, 2003, our active communities increased to 176 compared to 127 and 159 at June 30 and December 31, 2002, respectively. We have addressed the community count issue and anticipate the opening of additional communities throughout the balance of this year," said Antonio B. Mon, President and Chief Executive Officer of the Company.

HOMEBUILDING

         Homebuilding revenues increased to $315.9 million during the three months ended March 31, 2003 from $302.5 million during the three months ended March 31, 2002. The increase of 4% was due to an increase in home deliveries to 1,234 during the three months ended March 31, 2003 from 1,146 during the three months ended March 31, 2002. The 8% increase in home deliveries was partially offset by a decline in the average selling price on delivered homes to $254,000 from $264,000.

         The Company's Florida region realized an increase in revenue from home sales of $4.0 million to $121.6 million during the three months ended March 31, 2003. This increase of 3% is due to an increase of 32 home deliveries during the three months ended March 31, 2003 from the three months ended March 31, 2002. The increase in home deliveries was primarily due to the deliveries generated by the Company's Jacksonville division, which was acquired during the 4th quarter of 2002. This increase in home deliveries was partially offset by a decline in the average selling price for the Florida region to $233,000 for the three months ended March 31, 2003 from $240,000 during the three months ended March 31, 2002. The decrease in average selling price is primarily due to a change in product mix, including the additional deliveries generated by the Company's Jacksonville division, which offers homes with a lower average selling price.

         The Company's Mid-Atlantic region realized a decline in revenue from home sales of $4.7 million to $39.7 million. This decrease of 11% was due to a reduction in the average selling price to $289,000 during the three months ended March 31, 2003 from $333,000 during the three months ended March 31, 2002 primarily due to a change in product mix for the region, as the Company experienced significantly less deliveries in its Virginia division and an increase in its recently acquired Baltimore division, which has historically had a lower average selling price. Home deliveries remained relatively flat in the Company's Mid-Atlantic region, increasing slightly to 137 during the three months ended March 31, 2003 from 133 during the three months ended March 31, 2002.

         The Company's Texas region realized a decline in revenue from home sales of $3.8 million to $77.9 million during the three months ended March 31, 2003. This decrease of 5% was primarily attributable to a reduction in the average selling price to $260,000 during the quarter ended March 31, 2003 from $269,000 during the quarter ended March 31, 2002 due to the Company's focus on diversifying its product mix. Home deliveries remained relatively flat in the Texas region, decreasing slightly to 300 during the quarter ended March 31, 2003 from 304 during the quarter ended March 31, 2002.

         The Company's West region realized an increase in revenue from home sales of $16.2 million to $74.7 million for the three months ended March 31, 2003. This increase of 28% was primarily due to an increase of 56 home deliveries during the three months ended March 31, 2003 from the three months ended March 31, 2002. The increase in home deliveries was primarily due to the deliveries generated by the Company's recent acquisitions, Trophy Homes and James Construction Company, during the three months ended March 31, 2003. Additionally, the West region experienced a slight increase in its average selling price to $270,000 during the three months ended March 31, 2003 from $266,000 during the three months ended March 31, 2002.

         Homebuilding gross profit increased to $67.8 million for the three months ended March 31, 2003 from $62.5 million for the three months ended March 31, 2002. This increase of 8% is primarily due to an increase in revenue from home sales and an increase in gross margin on homes sales. Gross margin on home sales increased slightly to 21.5% during the three months ended March 31, 2003 from 20.7% during the three months ended March 31, 2002. This increase is primarily due to a change in product mix in the Company's existing divisions and the higher gross margins generated by the Company's recently acquired divisions, which have all generated gross margins in excess of 21%.

         SG&A expenses increased to $43.8 million during the three months ended March 31, 2003 from $37.7 million during the three months ended March 31, 2002. As a percentage of Homebuilding revenues, SG&A increased to 13.9% for the three months ended March 31, 2003 from 12.5% for the three months ended March 31, 2002. Of this $6.1 million increase in SG&A expenses, approximately $4.5 million is attributable to SG&A expenses associated with recently acquired companies. The remainder of the increase is primarily attributable to increases in compensation, insurance and professional fees. During the three months ended March 31, 2003, the Company incurred significant professional and other fees as a result of the Company modifying its corporate structure to be more efficient from an organizational, operational, and income tax standpoint. The Company expects that certain of these expenditures will continue through the 3rd quarter of 2003. The benefits from these expenditures will be realized through lower income taxes and other operating costs over time.

FINANCIAL SERVICES

         Financial Services revenues increased to $10.6 million during the three months ended March 31, 2003 from $8.0 million during the three months ended March 31, 2002. The increase of 33% is primarily attributable to an increase in the number of closings by the Company's mortgage and title operations. The number of closings at the Company's mortgage operations increased to 880 for the three months ended March 31, 2003 from 817 for the three months ended March 31, 2002. The number of closings at the Company's title operations increased to 4,670 for the three months ended March 31, 2003 from 3,871 for the three months ended March 31, 2002. Capture ratios of the Company's Financial Services segment have remained relatively consistent with the corresponding quarter in the prior year. The Company's mortgage operations capture ratio was 51% for the three months ended March 31, 2003 as compared to 55% for the three months ended March 31, 2002. However, excluding the recently acquired markets where the Company's mortgage operations have not yet penetrated into the marketplace, the Company's capture ratio increased by 7% over the prior year.

EBITDA

         During the three months ended March 31, 2003 we generated EBITDA of $36.9 million as compared to $22.3 million during the three months ended March 31, 2002. The increase in EBITDA is primarily a result of $13.8 million in severance expenses incurred during the three months ended March 31, 2002. Excluding these unusual charges, EBITDA during the three months ended March 31, 2002 would have been $36.1 million. The increase of 2% primarily relates to the increase in the Company's Financial Services pretax income during the three months ended March 31, 2003 as compared to the three months ended March 31, 2002.

BACKLOG

         As of March 31, 2003, the Company had 2,826 units in backlog representing $764.0 million in revenue, as compared to 2,411 units in backlog representing $651.3 million in revenue as of March 31, 2002. This increase in revenue in backlog of 17% is primarily attributable to the units in backlog of the Company's recent acquisitions. The Company's average selling price of units in backlog is $270,000. "Our backlog at March 31 is the highest ever", said Mr. Mon. "We expect our backlog to continue to grow as our new communities open and begin selling."

OUTLOOK FOR 2003 AND 2004

         "As discussed previously, we are expecting 2003 to be essentially flat as we continue to ramp up our communities," stated Mr. Mon. "As a result, we are estimating earnings per share in the range of $2.75 to $2.90" (assuming
28.2 million diluted shares). "We expect the planned opening of new communities to generate increased sales and higher backlog during the second half of the year. This provides us greater visibility into 2004 as the year progresses. Our current earnings per share estimate for 2004 is in the range of $4.00 to $4.60" (assuming 28.5 million diluted shares). "This target for 2004 is based on current estimates of future home deliveries, average selling prices and the opening of new communities. We understand that these targets are subject to economic fluctuations in the current environment."

CONFERENCE CALL INFORMATION

         TOUSA will hold a scheduled conference call, on Thursday, May 22nd at 11:00 A.M. EST, to discuss the quarterly results and 2003 and 2004 guidance included in this press release. A reconciliation of the non-GAAP financial information that will be discussed during that conference call as well as the other required Regulation G disclosure is included in this press release and will be filed with a Form 8-K and available on the SEC's website at www.sec.gov.

         Participants are asked to RSVP prior to the conference call by dialing 1-800-289-0579 and referencing confirmation number 764046 at which time participants will be provided the dial-in number.

Replay Information

Time: From 3:00 P.M. May 22, 2003 to 12:00 A.M. May 29, 2003
Replay Number: 1-888-203-1112
Access Code: 764046

         TOUSA is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, Texas, the West and the Mid-Atlantic. TOUSA designs, builds and markets high-quality detached single-family residences, town homes and condominiums to a diverse group of homebuyers, such as "first-time" homebuyers, "move-up" homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home ("empty-nesters"). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

         This press release contains forward-looking statements, including statements regarding (1) continuing increases in the number of communities in which the Company is marketing and the impact on the Company's financial results (2) expectations that certain professional and other fees resulting from the Company's restructuring will continue only through the third quarter of 2003 and the impact of the restructuring on the Company's income taxes and operating costs, (3) expectations regarding backlog and (4) financial guidance regarding the Company's results of operations in 2003 and 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the Company's future community count, backlog and its financial guidance for 2003 and 2004, these factors include (1) economic or other business conditions that affect the desire or ability of the Company's customers to purchase new homes in markets in which it conducts business, (2) the Company's ability to identify and acquire additional homebuilding opportunities at anticipated prices, (3) the Company's ability to successfully integrate and to realize the expected benefits of recent acquisitions, (4) the Company's ability to access sufficient capital to finance its growth, (5) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials, (6) an increase in interest rates,
(7) decline in the demand for, or the prices of, housing, (8) the Company's ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames, (9) a decline in the value of the land and home inventories that the Company maintains, (10) the Company's ability to compete in its existing and future markets, and (11) an increase or change in governmental regulations. With respect to statements regarding fees associated with the Company's restructuring and the expected benefits, these factors include the Company's ability to fully implement the restructuring by the end of the third quarter of 2003 and to realize the expected benefits. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 12, 2003.

                          TECHNICAL OLYMPIC USA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31
                                                                          ----------------------------------
                                                                              2002                 2003
                                                                          ------------          ------------

HOMEBUILDING:
Revenues:
    Home sales                                                            $    302,155          $    313,820
    Land sales                                                                     383                 2,060
                                                                          ------------          ------------
                                                                               302,538               315,880

Cost of Sales:
    Home sales                                                                 239,645               246,280
    Land sales                                                                     430                 1,841
                                                                          ------------          ------------
                                                                               240,075               248,121

Gross profit                                                                    62,463                67,759
Selling, general and administrative expenses                                    37,704                43,790
Depreciation and amortization                                                    1,631                 1,646
Severance expenses                                                              13,828                    --
Other income, net                                                                 (222)               (1,019)
                                                                          ------------          ------------
Homebuilding pretax income                                                       9,522                23,342

FINANCIAL SERVICES:
Revenues                                                                         7,954                10,645
Expenses                                                                         3,780                 6,160
                                                                          ------------          ------------
Financial Services pretax income                                                 4,174                 4,485
                                                                          ------------          ------------
Income from continuing operations before income taxes                           13,696                27,827
Income tax expense                                                               4,767                10,171
                                                                          ------------          ------------
Income from continuing operations                                                8,929                17,656
Discontinued operations, net of income taxes                                       640                    --
                                                                          ------------          ------------
Net income                                                                $      9,569          $     17,656
                                                                          ============          ============

EARNINGS PER COMMON SHARE (BASIC AND DILUTED):
From continuing operations                                                $       0.32          $       0.63
From discontinued operations                                                      0.02                    --
                                                                          ------------          ------------
Net income                                                                $       0.34          $       0.63
                                                                          ============          ============

Weighed average shares outstanding (basic and diluted)                      27,878,787            27,882,090
                                                                          ============          ============

OTHER DATA:
Cash flow from operating activities                                       $     38,153          $      1,625
Cash flow from investing activities                                       $     (1,550)         $    (74,630)
Cash flow from financing activities                                       $    (31,248)         $     72,873
Earnings before interest, taxes, depreciation and amortization (1)        $     22,264          $     36,855
Gross margin on revenue from home sales                                           20.7%                 21.5%
Ratio of SG&A expenses to Homebuilding revenues                                   12.5%                 13.9%
Ratio of Homebuilding pretax income to Homebuilding revenues                       3.1%                  7.4%
Total active communities at period end                                             141                   176
Homes delivered                                                                  1,146                 1,234
Average sales price per home delivered                                    $        264          $        254
Backlog at end of period in sales value                                   $    651,273          $    763,965
Backlog at end of period in number of homes                                      2,411                 2,826

---------

(1) EBITDA represents earnings from continuing operations before interest, taxes, depreciation, and amortization and consists of the sum of income from continuing operations before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because some investors use it as a measure of a company's ability to service and incur debt. EBITDA is not required by generally accepted accounting principles, or GAAP, and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. We believe that EBITDA reflects the changes in our operating results, particularly changes in the Company's net income, and is an indication of our ability to generate funds from operations that are available to pay income taxes, interest and principal on debt and to meet other obligations. A reconciliation of EBITDA to income from continuing operations, the most directly comparable GAAP measure, is provided below (dollars in thousands):


                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                  ----------------------
                                                   2002           2003
                                                  -------        -------

Income from continuing operations                 $ 8,929        $17,656
Add: income taxes                                   4,767         10,171
Add: interest in cost of sales                      6,937          7,382
Add: depreciation and amortization expense          1,631          1,646
                                                  -------        -------
EBITDA                                            $22,264        $36,855
                                                  =======        =======

                          TECHNICAL OLYMPIC USA, INC.

                 SELECTED HOMEBUILDING OPERATING DATA BY REGION
                             (DOLLARS IN THOUSANDS)


                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                    ------------------------
                                                      2002            2003
                                                    --------        --------

HOMES DELIVERED:
Florida                                                  489             521
Mid-Atlantic                                             133             137
Texas                                                    304             300
West                                                     220             276
                                                    --------        --------
Total                                                  1,146           1,234
                                                    ========        ========

AVERAGE SALES PRICE PER HOME DELIVERED:
Florida                                             $    240        $    233
Mid-Atlantic                                        $    333        $    289
Texas                                               $    269        $    260
West                                                $    266        $    270
Company Average                                     $    264        $    254

REVENUES FROM HOME SALES:
Florida                                             $117,581        $121,574
Mid-Atlantic                                          44,351          39,653
Texas                                                 81,720          77,941
West                                                  58,503          74,652
                                                    --------        --------
Total                                               $302,155        $313,820
                                                    ========        ========

NEW SALES CONTRACTS, NET OF CANCELLATIONS:
Florida                                                  473             642
Mid-Atlantic                                             192             195
Texas                                                    440             418
West                                                     303             377
                                                    --------        --------
Total                                                  1,408           1,632
                                                    ========        ========

BACKLOG AT END OF PERIOD IN NUMBER OF HOMES:
Florida                                                1,257           1,316
Mid-Atlantic                                             228             302
Texas                                                    538             496
West                                                     388             712
                                                    --------        --------
Total                                                  2,411           2,826
                                                    ========        ========

BACKLOG AT END OF PERIOD IN SALES VALUE:
Florida                                             $328,097        $339,139
Mid-Atlantic                                          84,326         107,778
Texas                                                135,704         128,524
West                                                 103,146         188,524
                                                    --------        --------
Total                                               $651,273        $763,965
                                                    ========        ========

                          TECHNICAL OLYMPIC USA, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                      DECEMBER 31,        MARCH 31,
                                                                                          2002              2003
                                                                                      -----------        ----------

                                ASSETS

HOMEBUILDING:
Cash and cash equivalents:
    Unrestricted                                                                       $   44,825        $   43,298
    Restricted                                                                             23,645            15,663
Inventory                                                                                 753,872           853,841
Property and equipment, net                                                                13,862            16,365
Other assets                                                                               30,681            44,451
Goodwill, net                                                                              78,252           100,525
                                                                                       ----------        ----------
                                                                                          945,137         1,074,143
FINANCIAL SERVICES:
Cash and cash equivalents:
    Unrestricted                                                                            4,386             5,781
    Restricted                                                                             22,866            22,188
Mortgage loans held for sale                                                               58,840            44,065
Other assets                                                                                3,659             2,746
                                                                                       ----------        ----------
                                                                                           89,751            74,780
                                                                                       ----------        ----------
Total assets                                                                           $1,034,888        $1,148,923
                                                                                       ==========        ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY


HOMEBUILDING:
Accounts payable                                                                       $   12,800        $   20,853
Accrued and other liabilities                                                              84,020            91,973
Customer deposits                                                                          24,564            28,949
Consolidated land bank obligations                                                         16,288            12,901
Homebuilding borrowings                                                                   413,110           505,642
                                                                                       ----------        ----------
                                                                                          550,782           660,318
FINANCIAL SERVICES:
Accounts payable and other liabilities                                                     21,560            21,802
Financial services borrowings                                                              48,309            34,604
                                                                                       ----------        ----------
                                                                                           69,869            56,406
                                                                                       ----------        ----------
Total liabilities                                                                         620,651           716,724

Minority interest                                                                           9,092             9,238

Commitments and contingencies                                                                  --                --

Stockholders' equity:
Common stock -- $.01 par value; 67,000,000 shares authorized and 27,878,787 and
  27,889,036 shares issued and outstanding at December
  31, 2002 and March 31, 2003, respectively                                                   279               279
Additional paid-in capital                                                                322,400           322,560
Retained earnings                                                                          82,466           100,122
                                                                                       ----------        ----------
Total stockholders' equity                                                                405,145           422,961
                                                                                       ----------        ----------
Total liabilities and stockholders' equity                                             $1,034,888        $1,148,923
                                                                                       ==========        ==========